Exhibit 3.26

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AMANA COMPANY, L.P.

Pursuant to the provisions of Section 17-202(a) of the Delaware Revised Uniform Limited Partnership Act, the undersigned general partner of Amana Company, L.P. adopts the following amendment to the Certificate of Limited Partnership:

1.	The name of the limited partnership is Goodman Company, L.P. (the “Partnership”).

2.	The business address of the sole general partner of the Partnership is 2550 North Loop West, Suite 400, Houston, Texas 77092.

IN WITNESS WHEREOF, the undersigned, as sole general partner of the Partnership, has executed this certificate as of the 31st day of July, 2001.

GOODMAN HOLDING COMPANY, as sole General Partner

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Title:	Executive Vice President